Exhibit 99.1

CIFC CORP.	Investor Relations
250 Park Avenue	Investor@CIFC.COM
New York, NY 10177	(646) 367-6633
NASDAQ: CIFC

CIFC Corp. Announces Second Quarter 2013 Results and a Quarterly Dividend

NEW YORK, August 6, 2013 - CIFC Corp. (NASDAQ: CIFC) (“CIFC” or the “Company”) today announced its results for the second quarter ended June 30, 2013.

Highlights

•	Economic Net Income (“ENI”, a non-GAAP measure) for the quarter was $12.4 million as compared to $3.3 million for the same period in the prior year.

•	ENI management fees for the quarter were $15.6 million, an increase of 29% as compared to $12.0 million for the same period in the prior year.

•	ENI incentive fees for the quarter were $4.6 million, an increase of >100% as compared to $0.2 million for the same period in the prior year.

•	GAAP net income for the quarter was $7.5 million as compared to $(8.5) million for the same period in the prior year.

•	The Company sponsored the issuance of one new CLO that represented approximately $626 million of new loan-based Fee Earning Assets Under Management ("Fee Earning AUM" or "AUM").

•	Fee Earning AUM from loan-based products totaled $12.4 billion as of June 30, 2013 as compared to $10.1 billion as of June 30, 2012, an increase of 23% over the last twelve months.

•	Subsequent to quarter end, the Company priced another CLO that represents approximately $400 million of new loan-based AUM. The CLO is expected to be sponsored in September 2013.

•
CIFC declares a quarterly cash dividend of $0.10 per share. The cash dividend will be paid on September 17, 2013 to shareholders of record as of the close of business on August 27, 2013. Future declarations of dividends are subject to the discretion of CIFC's Board of Directors.

Executive Overview

"We had strong performance for the second quarter with ENI management fees and ENI increasing significantly compared to the same period last year. We are also pleased to declare a dividend of $0.10 per share. AUM grew during the year despite the high level of loan refinancing activity and associated loan prepayments on funds that were out of their reinvestment periods. Our performance has also improved as a result of increased incentive fees, as more CLOs reached their incentive hurdles and we achieved a fee sharing hurdle on the legacy CIFC CLOs whereby we now retain a portion of the incentive fees. We are encouraged by these strong quarterly results and are well positioned for the second half of the year,” said Peter Gleysteen, President and Chief Executive Officer.

Selected Financial Metrics
(In thousands, except per share data) (unaudited)

NON-GAAP FINANCIAL MEASURES (1)	2Q'13	2Q'12	% Change vs. 2Q'12	YTD '13	YTD '12	% Change vs. YTD'12
Management Fees - Senior	$5,848	$4,845	21%	$11,476	$9,737	18%
Management Fees - Subordinated	9,710	7,179	35%	18,056	13,909	30%
Incentive fees	4,554	219	>100%	7,167	432	>100%
Total Investment Advisory Fees	20,112	12,243	64%	36,699	24,078	52%
Net interest income	3,435	750	>100%	6,163	1,924	>100%
Realized net investment gains/(losses)	2,582	143	>100%	6,025	(1,476)	>100%
Unrealized net investment gains/(losses)	(3,119)	679	>100%	(8,201)	1,662	>100%
Net Investment Income	2,898	1,572	84%	3,987	2,110	89%
Total ENI Revenues	23,010	13,815	67%	40,686	26,188	55%
Compensation and benefits	6,428	5,547	16%	12,853	11,291	14%
Other operating expenses	2,742	3,482	(21)%	6,315	6,392	(1)%
Corporate interest expense	1,452	1,466	(1)%	2,934	2,935	—%
Total ENI Expenses	10,622	10,495	1%	22,102	20,618	7%
ENI	$12,388	$3,320	>100%	$18,584	$5,570	>100%
ENI per share - basic	$0.60	$0.16	>100%	$0.89	$0.27	>100%
ENI per share - diluted (2)	$0.51	$0.17	>100%	$0.77	$0.29	>100%
ENI Weighted average shares outstanding - diluted (3)	26,074	24,437	7%	26,239	24,525	7%

NON-GAAP FINANCIAL MEASURES (1)	2Q'13	2Q'12	% Change vs. 2Q'12	YTD '13	YTD '12	% Change vs. YTD'12
EBIT (4)	$13,840	$4,786	>100%	$21,518	$8,505	>100%
EBITDA (5)	$14,019	$4,832	>100%	$21,866	$8,676	>100%
EBITDA Margin (6)	61%	35%	26%	54%	33%	21%
Fee Related EBITDA Margin (6)	55%	27%	28%	49%	27%	22%
ENI Margin (6)	54%	24%	30%	46%	21%	25%

NON-GAAP FINANCIAL MEASURES - AUM	6/30/2013	3/31/2013	% Change vs. 3/31/2013	6/30/2012	% Change vs. 6/30/12
Fee Earning AUM from loan-based products (7)	$12,386,681	$12,369,633	—%	$10,080,597	23%

SELECTED GAAP RESULTS	2Q'13	2Q'12	% Change vs. 2Q'12	YTD '13	YTD '12	% Change vs. YTD'12
Total net revenues	$2,346	$2,701	(13)%	$4,980	$5,446	(9)%
Total expenses	$13,822	$15,445	(11)%	$28,971	$32,072	(10)%
Net income (loss) attributable to CIFC Corp.	$7,543	$(8,498)	>100%	$10,330	$(6,903)	>100%
Earnings (loss) per share - basic	$0.36	$(0.42)	>100%	$0.50	$(0.34)	>100%
Earnings (loss) per share - diluted (2)	$0.31	$(0.42)	>100%	$0.44	$(0.34)	>100%
Weighted average shares outstanding - basic	20,809	20,223	3%	20,803	20,325	2%
Weighted average shares outstanding - diluted	25,602	20,223	27%	25,720	20,325	27%

Explanatory Notes:

(1)	See Appendix for a detailed description of these non-GAAP measures and reconciliations from net income (loss) attributable to CIFC Corp. to non-GAAP measures.

(2)	Numerator in the dilution calculation has been adjusted to add-back the effect of convertible note interest charges before taxes for ENI and after taxes for GAAP.

(3)
Total diluted ENI shares represents the weighted average shares outstanding plus Non-GAAP adjustments assuming (i) shares repurchased from proceeds received from the exercise of dilutive options, (ii) the conversion of the convertible notes, and (iii) all dilutive warrants have been fully exercised.

(4)	EBIT is ENI before corporate interest expense. See Appendix.

(5)	EBITDA is EBIT before depreciation of fixed assets. See Appendix.

(6)
EBITDA Margin is EBITDA divided by Total ENI Revenue. Fee Related EBITDA Margin is EBITDA less Net Investment Income divided by Total Investment Advisory Fees. ENI Margin is ENI divided by Total ENI Revenue.

(7)	Amount excludes non-core AUM of $1.3 billion, $2.1 billion and $2.7 billion as of June 30, 2013, March 31, 2013 and June 30, 2012, respectively.

Second Quarter 2013 Financial Overview
CIFC reported ENI of $12.4 million for the second quarter of 2013, as compared to $3.3 million for the same period in the prior year. ENI increased period to period by $9.1 million primarily as a result of the increase in (i) incentive fees as more CLOs reached their incentive hurdles as compared to the second quarter of the prior year, (ii) incentive fees on legacy CIFC CLOs acquired in April 2011 as we began recognizing 50% of incentive fees earned from these CLOs (previously, all incentive fees were paid to the seller), (iii) management fees from the five CLOs sponsored in 2012 and 2013, other new loan-based products and the four Navigator CLOs acquired since the second quarter of 2012, and (iv) net interest income from CLO equity distributions and realized gains from warehouse activity. These increases were partially offset by higher unrealized losses on investments in CLO equity, and a decrease in management fees from certain legacy CLOs and CDOs that are winding down pursuant to their contractual terms. In addition, compensation expense increased to support the growth of the company.

CIFC reported GAAP net income attributable to CIFC Corp. of $7.5 million for the second quarter of 2013, as compared to $(8.5) million in the same period of the prior year. GAAP operating results increased by $16.0 million from the prior year period, primarily due to the activity noted above, decreases in net losses on contingent liabilities due to changes in expected performance on certain CLOs and the absence of expenses associated with impairment of intangible costs during the current quarter.

Fee Earning AUM
Investment advisory fees earned from investment products the Company manages on behalf of third party investors are the Company's primary source of revenue. These fees typically consist of senior and subordinated management fees based on a percentage of the investment product's assets and, in some cases, incentive fees based on the returns the Company generates for investors in the products.

The Company's total loan-based Fee Earning AUM was approximately $12.4 billion for both periods ended June 30, 2013 and March 31, 2013. During the quarter, the Company sponsored the issuance of one new CLO with AUM of approximately $0.6 billion, which was offset by declines in Fee Earning AUM for certain CLOs which have reached the end of their contractual reinvestment periods, after which capital is returned to investors as the loan assets underlying the CLOs repay principal. This reduction was higher than historical norms due to an increase in refinancing activity during the first half of the year. Incentive fees are generally paid to the Company as CLOs mature when the relevant incentive return hurdles and certain other restrictions have been met.

The following table summarizes Fee Earning AUM for the Company's significant loan-based products (1):

	June 30, 2013		March 31, 2013		June 30, 2012
(in thousands, except # of Products)	# of Products	Fee Earning AUM(2)	# of Products	Fee Earning AUM(2)	# of Products	Fee Earning AUM(2)
Post 2011 CLOs	6	$3,219,531	5	$2,585,214	1	$401,313
Legacy CLOs (3)	26	8,344,616	27	9,004,131	27	9,545,456
Total CLOs	32	11,564,147	32	11,589,345	28	9,946,769
Other loan-based products	3	822,534	2	780,288	1	133,828
AUM from loan-based products	35	$12,386,681	34	$12,369,633	29	$10,080,597

Explanatory Notes:

(1)
Table excludes Fee Earning AUM from non-core products, which consists of legacy ABS and Corporate Bond CDOs of $1.3 billion, $2.1 billion and $2.7 billion as of June 30, 2013, March 31, 2013 and June 30, 2012, respectively. Fee Earning AUM on CDOs are expected to continue to decline as these funds run-off per their contractual terms.

(2)
Fee Earning AUM generally reflects the aggregate principal or notional balance of the collateral and, in some cases, the cash balance held by the CLO as of the date of the last trustee report received for each CLO prior to the respective AUM date.

(3)	Legacy CLOs represent all managed CLOs issued prior to 2011, including CLOs acquired since 2011 but issued prior to 2011.

.
Total loan-based Fee Earning AUM activity for the quarter and year ended June 30, 2013 is as follows ($ in thousands):

Activity during 2Q'13	Amount	Activity during YTD '13	Amount
March 31, 2013	$12,369,633	December 31, 2012	$11,844,898
CLO New Issuances	626,303	CLO New Issuances	1,627,637
CLO Principal Paydown	(574,026)	CLO Principal Paydown	(986,438)
CLO Calls, Redemptions and Sales	(53,961)	CLO Calls, Redemptions and Sales	(219,102)
Fund Subscriptions	60,000	Fund Subscriptions	182,597
Fund Redemptions	—	Fund Redemptions	(10,354)
Other (1)	(41,268)	Other (1)	(52,557)
June 30, 2013	$12,386,681	June 30, 2013	$12,386,681

Explanatory Note:

(1)	Other includes changes in collateral balances of CLOs between periods and market appreciation on other loan-based products.

Liquidity
As of June 30, 2013, the Company's total liquidity was comprised of unrestricted cash and cash equivalents of $33.5 million, warehouse investments of $15.0 million and investments of $54.7 million. The decrease of $14.2 million in cash and cash equivalents from $47.7 million as of December 31, 2012, was primarily attributable to net new investments in CLO equity and warehouses during the first half of the year. This was partially offset by positive operating cash flows.

Non-GAAP Financial Measures

The Company discloses financial measures that are calculated and presented on a basis of methodology other than in accordance with generally accepted accounting principles of the United States of America (“Non-GAAP”) as follows:

ENI is a non-GAAP financial measure of profitability which management uses in addition to GAAP to measure the performance of its core business. The Company believes ENI reflects the nature and substance of the business, the economic results driven by investment advisory fee revenues from the management of client funds and earnings on the Company's investments. ENI represents net income (loss) attributable to CIFC Corp. before taxes, gains (losses) on disposition(s) of non-core assets, a portion of non-cash compensation related to profits interests granted by CIFC Parent Holdings LLC (a significant stockholder in the Company) in June 2011, amortization and impairments of intangible assets, gains/(losses) on derivatives and contingent liabilities and certain non-recurring operating expenses and strategic transaction expenses (such as those associated with the mergers and acquisitions). ENI also presents investment advisory fee revenues net of any fee-sharing arrangements primarily resulting from mergers or acquisitions.

EBIT and EBITDA are also non-GAAP financial measures that management considers, in addition to net income (loss) attributable to CIFC Corp., to evaluate the Company's core performance. EBIT represents ENI before corporate interest expense and EBITDA represents EBIT before depreciation of fixed assets, a non-cash item.

ENI, EBIT and EBITDA may not be comparable to similar measures presented by other companies, as they are non-GAAP financial measures that are not based on a comprehensive set of accounting rules or principles and therefore may be defined differently by other companies. In addition, ENI, EBIT and EBITDA should be considered an addition to, not as a substitute for, or superior to, financial measures determined in accordance with GAAP.

A detailed calculation of ENI, EBIT and EBITDA and a reconciliation to the most comparable GAAP financial measure is included in the Appendix.

[Financial Tables to Follow in Appendix]
About CIFC

CIFC is a fundamentals-based, relative value credit manager. Our senior management team averages 30 years of credit experience having managed credit businesses in every cycle since the 1980’s. Headquartered in New York, CIFC is an SEC registered investment adviser and a publicly traded company (NASDAQ: CIFC). We currently serve over 200 institutional investors globally. For more information, please visit CIFC’s website at www.cifc.com.

Forward-Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 which reflect CIFC's current views with respect to, among other things, CIFC's operations and financial performance. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. CIFC believes these factors include but are not limited to those described under the section entitled “Risk Factors” in its Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as such factors may be updated from time to time in its periodic filings with the Securities and Exchange Commission, which are accessible on the SEC's website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the filings. CIFC undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

Appendix - Table of Contents

•	Summary reconciliation of GAAP net income (loss) attributable to CIFC Corp. to Non-GAAP measures (ENI, EBIT and EBITDA) for the Three and Six Months Ended June 30, 2013 and 2012 (unaudited)
•	Reconciliation of GAAP to Non-GAAP measures (GAAP basis Statement of Operations are adjusted to exclude the consolidation of VIEs) for the Three Months Ended June 30, 2013 and 2012 (unaudited)
•	Reconciliation of GAAP to Non-GAAP measures (GAAP basis Statement of Operations are adjusted to exclude the consolidation of VIEs) for the Six Months Ended June 30, 2013 and 2012 (unaudited)
•	Reconciliation of GAAP to Non-GAAP measures (GAAP basis Balance Sheets are adjusted to exclude the consolidation of VIEs) as of June 30, 2013 and December 31, 2012 (unaudited)

Appendix

Summary Reconciliation of GAAP Net income (loss) attributable to CIFC Corp. to Non-GAAP Measures

(In thousands) (unaudited)	2Q'13	2Q'12	YTD '13	YTD '12
GAAP Net income (loss) attributable to CIFC Corp.	$7,543	$(8,498)	$10,330	$(6,903)
Advisory fee sharing arrangements (1)	(5,688)	(2,223)	(9,898)	(4,632)
Compensation costs (2)	558	—	1,657	—
Insurance settlement received	—	—	—	(657)
Amortization and impairment of intangibles	4,100	6,397	8,148	11,123
Restructuring charges	—	19	—	3,923
Net (gain)/loss on contingent liabilities, derivatives and other	(613)	1,403	(499)	3,990
Gain on sales of contracts	—	—	(752)	(5,772)
Income tax expense (benefit)	6,488	6,222	9,598	4,498
Total reconciling and non-recurring items	4,845	11,818	8,254	12,473
ENI	$12,388	$3,320	$18,584	$5,570
Add: Corporate interest expense	1,452	1,466	2,934	2,935
EBIT	$13,840	$4,786	$21,518	$8,505
Add: Depreciation of fixed assets	179	46	348	171
EBITDA	$14,019	$4,832	$21,866	$8,676

Explanatory Notes:

(1)
The Company shares advisory fees on certain of the CLOs it manages (for example, advisory fees on certain acquired funds are shared with the party that sold the funds to CIFC). These amounts are netted from investment advisory fees in the computation of ENI.

(2)
For the three and six months ended June 30, 2013, compensation has been adjusted for non-cash compensation related to profits interests granted to certain CIFC employees by CIFC Parent Holdings LLC (as significant stockholder in the Company) in 2011 and sharing of incentive fees with certain former employees established in connection with the Company's CNCIM Acquisition.

Reconciliation from GAAP to Non-GAAP Measures - Consolidated Statements of Operations (1)

	2Q'13			2Q'12
(In thousands) (unaudited)	Consolidated GAAP	Consolidation Adjustments	Deconsolidated Non-GAAP	Consolidated GAAP	Consolidation Adjustments	Deconsolidated Non-GAAP
Revenues
Investment advisory fees	$2,240	$23,559	$25,799	$2,554	$11,912	$14,466
Net investment income	106	2,792	2,898	147	1,425	1,572
Total net revenues	2,346	26,351	28,697	2,701	13,337	16,038
Expenses
Compensation and benefits	6,986	—	6,986	5,547	—	5,547
Professional services	715	—	715	1,676	—	1,676
General and administrative expenses	1,843	—	1,843	1,760	—	1,760
Depreciation and amortization	4,278	—	4,278	4,672	—	4,672
Impairment of intangible assets	—	—	—	1,771	—	1,771
Restructuring charges	—	—	—	19	—	19
Total expenses	13,822	—	13,822	15,445	—	15,445
Other Income (Expense) and Gain (Loss)
Net gain (loss) on investments at fair value	251	(251)	—	144	(144)	—
Net gain (loss) on contingent liabilities at fair value	613	—	613	(965)	—	(965)
Corporate interest expense	(1,452)	—	(1,452)	(1,466)	—	(1,466)
Other, net	(5)	—	(5)	(438)	—	(438)
Net other income (expense) and gain (loss)	(593)	(251)	(844)	(2,725)	(144)	(2,869)
Operating income (loss)	(12,069)	26,100	14,031	(15,469)	13,193	(2,276)
Net results of Consolidated VIEs	53,102	(53,102)	—	17,433	(17,433)	—
Income (loss) before income tax (expense) benefit	41,033	(27,002)	14,031	1,964	(4,240)	(2,276)
Income tax (expense) benefit	(6,488)	—	(6,488)	(6,222)	—	(6,222)
Net income (loss)	34,545	(27,002)	7,543	(4,258)	(4,240)	(8,498)
Net (income) loss attributable to noncontrolling interest in Consolidated VIEs	(27,002)	27,002	—	(4,240)	4,240	—
Net income (loss) attributable to CIFC Corp.	$7,543	$—	$7,543	$(8,498)	$—	$(8,498)

Explanatory Note:

(1)
The Consolidated Statements of Operations have been adjusted to present on a deconsolidated non-GAAP basis, which eliminates the impact of Consolidated VIEs. Management uses these statements in addition to GAAP to measure the performance of its core business.

Reconciliation from GAAP to Non-GAAP Measures - Consolidated Statements of Operations (continued) (1)

	YTD '13			YTD '12
(In thousands) (unaudited)	Consolidated GAAP	Consolidation Adjustments	Deconsolidated Non-GAAP	Consolidated GAAP	Consolidation Adjustments	Deconsolidated Non-GAAP
Revenues
Investment advisory fees	$4,883	$41,714	$46,597	$5,298	$23,413	$28,711
Net investment income	97	3,890	3,987	148	1,961	2,109
Total net revenues	4,980	45,604	50,584	5,446	25,374	30,820
Expenses
Compensation and benefits	14,510	—	14,510	11,291	—	11,291
Professional services	2,638	—	2,638	2,400	—	2,400
General and administrative expenses	3,327	—	3,327	3,164	—	3,164
Depreciation and amortization	8,496	—	8,496	9,523	—	9,523
Impairment of intangible assets	—	—	—	1,771	—	1,771
Restructuring charges	—	—	—	3,923	—	3,923
Total expenses	28,971	—	28,971	32,072	—	32,072
Other Income (Expense) and Gain (Loss)
Net gain (loss) on investments at fair value	600	(600)	—	144	(313)	(169)
Net gain (loss) on contingent liabilities at fair value	499	—	499	(3,342)	—	(3,342)
Corporate interest expense	(2,934)	—	(2,934)	(2,935)	—	(2,935)
Net gain on the sale of management contracts	752	—	752	5,772	—	5,772
Other, net	(2)	—	(2)	(479)	—	(479)
Net other income (expense) and gain (loss)	(1,085)	(600)	(1,685)	(840)	(313)	(1,153)
Operating income (loss)	(25,076)	45,004	19,928	(27,466)	25,061	(2,405)
Net results of Consolidated VIEs	100,160	(100,160)	—	56,213	(56,213)	—
Income (loss) before income tax (expense) benefit	75,084	(55,156)	19,928	28,747	(31,152)	(2,405)
Income tax (expense) benefit	(9,598)	—	(9,598)	(4,498)	—	(4,498)
Net income (loss)	65,486	(55,156)	10,330	24,249	(31,152)	(6,903)
Net (income) loss attributable to noncontrolling interest in Consolidated VIEs	(55,156)	55,156	—	(31,152)	31,152	—
Net income (loss) attributable to CIFC Corp.	$10,330	$—	$10,330	$(6,903)	$—	$(6,903)

Explanatory Note:

(1)
The Consolidated Statements of Operations have been adjusted to present on a deconsolidated non-GAAP basis, which eliminates the impact of Consolidated VIEs. Management uses these statements in addition to GAAP to measure the performance of its core business.

Reconciliation from GAAP to Non-GAAP - Consolidated Balance Sheets (1)

	June 30, 2013			December 31, 2012
(In thousands) (unaudited)	GAAP	Consolidation Adjustments	Deconsolidated Non-GAAP	GAAP	Consolidation Adjustments	Deconsolidated Non-GAAP
Assets
Cash and cash equivalents	$33,509	$—	$33,509	$47,692	$—	$47,692
Due from brokers	32,623	—	32,623	1,150	—	1,150
Restricted cash and cash equivalents	1,614	—	1,614	1,612	—	1,612
Investments at fair value	5,402	64,279	69,681	5,058	74,176	79,234
Receivables	2,000	2,941	4,941	2,432	2,675	5,107
Prepaid and other assets	4,566	—	4,566	5,392	—	5,392
Deferred tax asset, net	54,440	—	54,440	50,545	—	50,545
Equipment and improvements, net	3,959	—	3,959	3,979	—	3,979
Intangible assets, net	34,988	—	34,988	43,136	—	43,136
Goodwill	76,000	—	76,000	76,000	—	76,000
Subtotal	249,101	67,220	316,321	236,996	76,851	313,847
Total assets of Consolidated VIEs	11,060,092	(11,060,092)	—	10,267,915	(10,267,915)	—
Total Assets	$11,309,193	$(10,992,872)	$316,321	$10,504,911	$(10,191,064)	$313,847
Liabilities
Due to brokers	$4,581	$—	$4,581	$—	$—	$—
Accrued and other liabilities	12,386	—	12,386	15,734	—	15,734
Deferred purchase payments	2,507	—	2,507	4,778	—	4,778
Contingent liabilities at fair value	23,777	—	23,777	33,783	—	33,783
Long-term debt	138,678	—	138,678	138,233	—	138,233
Subtotal	181,929	—	181,929	192,528	—	192,528
Total non-recourse liabilities of Consolidated VIEs	10,859,687	(10,859,687)	—	10,113,035	(10,113,035)	—
Total Liabilities	11,041,616	(10,859,687)	181,929	10,305,563	(10,113,035)	192,528
Equity
Common stock	21	—	21	21	—	21
Treasury stock	(729)	—	(729)	(664)	—	(664)
Additional paid-in capital	958,212	—	958,212	955,407	—	955,407
Accumulated other comprehensive income (loss)	—	—	—	(3)	—	(3)
Retained earnings (deficit)	(823,112)	—	(823,112)	(833,442)	—	(833,442)
Total CIFC Corp. Stockholder's Equity	134,392	—	134,392	121,319	—	121,319
Appropriated retained earnings (deficit) of Consolidated VIEs	133,185	(133,185)	—	78,029	(78,029)	—
Total Equity	267,577	(133,185)	134,392	199,348	(78,029)	121,319
Total Liabilities and Stockholders' Equity	$11,309,193	$(10,992,872)	$316,321	$10,504,911	$(10,191,064)	$313,847

Explanatory Note:

(1)
The Consolidated Balance Sheets have been adjusted to present a deconsolidated non-GAAP statements, which eliminates the impact of Consolidated VIEs. Management uses these statements in addition to GAAP to measure the performance of its core business.